Exhibit 10.3
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (the “Agreement”) is entered into effective as of  _____, 20_____  (the “Effective Date”), by and between GSI Commerce, Inc. (the “Company”) and                      (the “Employee”). The Company and the Employee are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”
Recitals
WHEREAS, the Employee is presently an officer or key employee of the Company;
WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company and its stockholders to ensure the Employee’s continued dedication and active participation in the business of the Company; and
WHEREAS, in order to induce the Employee to remain in the employ of the Company and in consideration of the Employee’s agreeing to remain in the employ of the Company, the parties desire to specify the benefits which shall be due the Employee in the event that his employment with the Company is terminated under specified circumstances.
Agreement
In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1. Definitions.
1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
1.1.1 Cause. “Cause” means the occurrence of the events described in the following subsections (a) and (b):
(a) a good faith determination by the Board or the Compensation Committee that the Employee (i) was grossly negligent or engaged in willful misconduct in the performance of his or her duties for the Company, (ii) was convicted of, or entered a plea of guilty to, a crime constituting a felony or any criminal offense constituting fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, other than an automobile offense; or (iii) intentionally and materially violated any contract or agreement between the Employee and the Company, the Company’s Code of Business Conduct or any of the Company’s material policies; provided, however, that no act or failure to act by the Employee shall be deemed to constitute Cause under this clause (iii) if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company; and

(b) (i) the Company has delivered written notice to the Employee of its intention to terminate his employment for Cause within ninety (90) days after the Company has actual knowledge of the facts and circumstances upon which it seeks to rely as a basis for its right to terminate for Cause, (ii) such notice sets forth in reasonable detail such facts and circumstances and (iii) the Employee has failed to correct any of the events listed in Section 1.1.1(a) above, if such events are reasonably capable of being corrected, within thirty (30) days following delivery of the Company’s written notice of its intention to terminate for Cause.
1.1.2 Change in Control. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(a) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, which is covered by Section 1.1.2(b). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company from the Company by an investor, any affiliate (as such term is defined in Rule 405 of the Securities Act) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(b) there is consummated a merger, consolidation or similar transaction involving, directly or indirectly, the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(c) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

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(d) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;
(e) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board.
The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
1.1.3 Code. “Code” means the Internal Revenue Code of 1986, as amended.
1.1.4 Disability. “Disability” means (a) the Employee has suffered a physical or mental sickness or injury that impairs the Employee’s ability to substantially perform the Employee’s full-time duties with the Company for a period of one hundred eighty (180) consecutive days and that qualifies the Employee for benefits under the Company’s group long-term disability plan, and (b) the Employee has not substantially returned to full time employment within thirty (30) days after the Company gives the Employee notice that he or she is being terminated by the Company due to the sickness or injury specified in clause (a) of this Section 1.1.4.
1.1.5 Entity. “Entity” means a corporation, partnership, limited liability company or other entity.
1.1.6 Equity Award. “Equity Award” means any stock option, restricted stock award, restricted stock unit or other equity incentive award of any type granted by the Company to the Employee, whether granted before, on or after the Effective Date, as the same may be adjusted or converted as a result of any recapitalization, stock dividend, spin-off or similar event.
1.1.7 Equity Plan. “Equity Plan” means any stock option plan, restricted stock plan or other equity incentive or equity compensation plan of the Company.
1.1.8 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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1.1.9 Exchange Act Person. “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Affiliate, (ii) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
1.1.10 Good Reason. “Good Reason” means, with respect to the Employee, the occurrence of one or more of the following events or conditions, without the Employee’s express prior written consent (which may be withheld for any reason or no reason), provided that upon the first occurrence of any such event or condition, the Employee shall have given the Company written notice that he or she is resigning his or her employment with the Company due to the occurrence of such event or condition and the Company shall not have corrected the situation within ten (10) days after the Employee gives such notice:
(a) a material reduction in the Employee’s duties, positions, titles, offices, authority or responsibilities relative to the duties, positions, titles, offices, authority or responsibilities in effect immediately prior to the Change in Control; the assignment to the Employee of any duties or responsibilities that are substantially inconsistent with the Employee’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before such assignment; or any removal of the Employee from or failure to reappoint or reelect the Employee to any of such positions, titles or offices; provided that any of the foregoing that result solely from the fact that the Company is no longer a publicly traded and listed company shall not by itself constitute Good Reason under this Section 1.1.10(i);
(b) a reduction in the Employee’s base salary as in effect immediately prior to the Change in Control;
(c) a reduction in the Employee’s bonus or other cash incentive compensation opportunity as in effect immediately prior to the Change in Control; a reduction or negative change in the Employee’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a reduction or negative change in the Employee’s benefits other than base salary, bonus or other cash and non cash incentive compensation as in effect immediately prior to the Change in Control; provided, however, that Good Reason shall not exist under this Section 1.1.10(c) if after a Change in Control, the Company offers the Employee a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to the Employee immediately prior to the Change in Control;
(e) the failure of the Company to timely pay or provide to the Employee any portion of the Employee’s compensation or benefits then due to the Employee;

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(f) a relocation of the Employee’s principal place of employment that will result in an increase of more than thirty (30) miles in the Employee’s one-way commute as compared to the Employee’s one-way commute prior to the Change of Control;
(g) any material breach by the Company of this Agreement or any other material agreement between the Company and the Employee, including any employment agreement, indemnification agreement or agreement relating to any Equity Award; or
(h) the failure by the Company to obtain, before a Change in Control occurs, an agreement in writing from any successors and assigns to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement unless otherwise assumed by such successors and assigns by operation of law.
1.1.11 “Own,” “Owned,” “Owner,” “Ownership”. A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
1.1.12 Securities Act. “Securities Act” means the Securities Act of 1933, as amended.
1.1.13 Subsidiary. “Subsidiary” means, with respect to the Company (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
2. Termination in Connection With a Change in Control.
2.1 Termination by the Company without Cause; Resignation by the Employee for Good Reason. If within ninety (90) days before or [___] days following a Change in Control, the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason, then notwithstanding any contrary provision contained in any of the Employee’s outstanding Equity Awards or in any of the Company’s Equity Plans, all Equity Awards held by the Employee shall immediately become fully vested, all restrictions set forth in such Equity Awards related to the passage of time and/or continued employment shall immediately lapse, all option shares and other rights exercisable under such Equity Awards shall immediately become fully exercisable, and the Employee shall have continued exercisability of each Company stock option and stock appreciation right held by the Employee (if any) for the remaining term of each such Equity Award; provided, however, that for stock options and stock appreciation rights granted prior to the Effective Date, such period shall not exceed the latest date possible that would not cause such option or stock appreciation right to become subject to Section 409A of the Code.

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2.2 Release. The Employee shall not receive any of the benefits set forth under Section 2.1 hereof, unless and until, the Employee furnishes the Company with an effective waiver and release of claims (the “Release”) in the form attached hereto as Exhibit A.
2.3 Termination for Death, Disability or Cause. Nothing in this Agreement shall be interpreted to entitle the Employee to any of the rights provided for in Section 2.1 hereof upon the termination of the Employee’s employment due to death, Disability or Cause.
2.4 Parachute Payments.
2.4.1 Anything in this Agreement to the contrary notwithstanding, if any benefit the Employee would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the amounts payable or benefits to be provided to the Employee shall be reduced such that the economic loss to the Employee as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
2.4.2 The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
2.4.3 The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company or the Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

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2.5 Mitigation; Exclusivity of Benefits.
2.5.1 The Employee shall not be required to mitigate the amount of any benefits under this Agreement by seeking other employment or otherwise. The benefits to be provided pursuant to Section 2.1 hereof shall not be reduced by any compensation or benefits payable or provided to the Employee as a result of employment by another employer after the date of termination or otherwise.
2.5.2 The specific arrangements referred to in this Agreement are not intended to exclude any other benefits which may be available to the Employee upon a termination of employment with the Company pursuant to any other agreement between the Company and the Employee, including any employment or severance agreement.
3. Withholding.
All payments required to be made by the Company under this Agreement to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.
4. Nature of Employment and Obligations.
4.1 Nothing contained in this Agreement shall be deemed to create anything other than a terminable at will employment relationship between the Company and the Employee, and the Company may terminate the Employee’s employment at any time, subject to providing any benefits specified in this Agreement in accordance with the terms of this Agreement and subject to any other agreement between the Company and the Employee.
4.2 Nothing contained in this Agreement shall create or require the Company to create a trust of any kind to fund any benefits which may be payable under this Agreement, and to the extent that the Employee acquires a right to receive benefits from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.
5. Assignment and Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company shall use its best efforts to require any successors and assigns to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to be bound by this Agreement and to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would have been required to perform such obligations had no succession or assignment taken place; provided that no such assumption or agreement by such successors and assigns shall relieve the Company of any of its obligations under this Agreement.

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6. Choice of Law, Jurisdiction and Waiver of Jury Trial.
This Agreement is made and intended to be performed primarily within the state of Pennsylvania. This Agreement shall be construed and interpreted in accordance with the internal laws of the state of Pennsylvania (without giving effect to principles of conflicts of law). Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS UNDER THIS AGREEMENT.
7. Legal Fees and Expenses.
The Company shall pay or reimburse the Employee on an after-tax basis for all costs and expenses (including court costs and reasonable legal fees and expenses that reflect common practice with respect to the matters involved) incurred by the Employee as a result of any claim, action or proceeding arising out of this Agreement or the contesting, disputing or enforcing of any provision, right or obligation under this Agreement, except where it is finally determined that the Employee’s position was substantially without merit and asserted in bad faith.
8. Integration.
Except as may otherwise be provided herein, this Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions contained herein, and supersedes all prior and contemporaneous oral and written agreements or arrangements between the Parties relating to the matters agreed to in this Agreement. Notwithstanding the foregoing, this Agreement shall not have any effect upon any other employment agreement, severance agreement, employee agreement, indemnification agreement, confidentiality agreement, Equity Awards, Equity Plan, bonus plans, benefit plans and other agreements or arrangements in effect between the Company and the Employee other than as expressly provided for in this Agreement. No provision of any future Equity Award, Equity Plan or other agreement between the Company and the Employee shall constitute a modification to any provision of this Agreement, even if such future provision is inconsistent with a provision of this Agreement, unless and only to the extent that such future provision specifically refers to this Agreement and includes a statement that the parties expressly intend to modify a provision of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

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9. Amendment.
This Agreement cannot be amended or modified except by a written agreement signed by the Employee and a director who is duly authorized by the Board to sign on their behalf.
10. Waiver.
No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall be narrowly construed to apply only to the specific circumstances in which it is given and shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach. No failure to exercise or delay in exercising any power, right, privilege or remedy under this Agreement, and no course of dealing between the Parties with respect to any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy under this Agreement.
11. Severability.
The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. The invalid or unenforceable term or provision shall be modified or replaced with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
12. Interpretation and Construction.
The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Employee has been encouraged to consult with the Employee’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party or its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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13. Section 409A.
This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and the regulations thereunder, and shall be administered in accordance with Section 409A of the Code and the regulations thereunder to the extent Section 409A of the Code and the regulations thereunder apply to this Agreement. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. To the extent that any provision of this Agreement would cause a conflict with the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Employee, directly or indirectly, designate the calendar year of payment. Benefits payable under this Agreement will be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to the Employee be delayed until six (6) months after separation from service if the Employee is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such separation from service. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of the Employee’s death.
14. Counterparts.
This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

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15. Notices.
All notices and all other communications provided for in this Agreement (including any notice of termination or resignation of employment) shall be in writing and shall be deemed to be duly given, delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day after it is sent (as evidenced by the receipt of a reputable personal delivery service); (b) if mailed by certified or registered mail, postage prepaid, return receipt requested, four (4) business days after such mailing (as evidenced by the receipt for the certified or registered mail); (c) if sent by overnight delivery service, delivery charges prepaid, on the second business day after it is sent (as evidenced by the receipt of a reputable overnight delivery service); or (d) if sent by fax or e-mail, on the business day after it is sent, if confirmed within forty-eight (48) hours thereafter by a signed original sent in one of the manners set forth in clauses (a) through (c) above. Notices shall be addressed to the parties at their respective addresses last given by each party to the other, and all notices to the Company shall be directed to the attention of the Chairman of the Board with a copy to the Secretary. Each party shall keep the other informed of its current mailing address, street address (if different), fax number (if available) and e-mail address.
[Signature page follows]

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In Witness Whereof, the Parties have executed this Agreement as of the date first written above.
GSI Commerce, Inc.

[Name]
[Title]

Employee

[Name]
[Title]
[Signature page to Change in Control Agreement]

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EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
In consideration of the benefits and mutual agreements set forth in the Change in Control Agreement dated [month]  _____, 20_____  (the “Agreement”), between GSI Commerce, Inc, (the “Company”) and                      (the “Employee”), to which this form is attached, the Employee, intending to be legally bound, agrees to the following release and waiver (“Release and Waiver”):
1. In exchange for the consideration provided to the Employee by the Agreement that the Employee is not otherwise entitled to receive and the other commitments of the Company in the Agreement, the Employee and his or her heirs, representatives, agents and attorneys hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the Employee signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to the Employee’s employment with the Company or the termination of that employment; (2) all claims related to the Employee’s compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Pennsylvania Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this general release specifically excludes any and all claims that the Employee may have in regard to (a) any ongoing severance or employment obligations of the Company or any of its subsidiaries to the Employee under the Agreement or any other written agreement or arrangement between the Company or any of its subsidiaries and the Employee, including any bonus plan, benefit plan and other agreement or arrangement, (b) any ongoing obligations of the Company or any of its subsidiaries to the Employee under any written stock option agreement, restricted stock award agreement, restricted stock unit award agreement or other equity award agreement evidencing an option or other equity award granted or awarded by the Company to the Employee, (c) any indemnification obligations of Employer to the Employee as a former director, officer and/or employee of the Company or any of its subsidiaries pursuant to the Company’s or any of its subsidiaries’ certificate of incorporation or bylaws or any indemnification or other written agreement, and (d) any rights the Employee may have under any directors and officers liability insurance policy of the Company.

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The Employee also acknowledges that he or she has read and understands Section 1542 of the Pennsylvania Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims he or she may have against the Company.
The Employee acknowledges that, among other rights, he or she is waiving and releasing any rights he or she may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which he or she was already entitled as an employee of the Company. The Employee further acknowledges that he or she has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) he or she should consult with an attorney prior to executing this Release and Waiver; (c) he or she has twenty-one (21) days in which to consider this Release and Waiver (although he or she may choose voluntarily to execute this Release and Waiver earlier); (d) he or she has seven (7) days following the execution of this Release and Waiver to revoke his or her consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after he or she executes this Release and Waiver and the revocation period has expired (the “Effective Date”).
2. This Release and Waiver, including any referenced documents, constitute the complete, final and exclusive embodiment of the entire agreement between the Company and the Employee with regard to the subject matter hereof. The Employee is not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both the Employee and a duly authorized member of the Board of Directors of the Company.

Date:	By:	Employee

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